SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported): October 17, 1997

                     Savannah Foods & Industries, Inc.
           (Exact name of registrant as specified in its charter)

      Delaware                    1-11420                 58-1089367
    (State or other         (Commission File Number)    (IRS Employer
    jurisdiction of                                     Identification No.)
    incorporation)

        P.O. Box 339, Savannah, Georgia                   31402
    (Address of principal executive offices)            (Zip Code)

     Registrant's telephone number, including area code: (912) 234-1261


                               Not Applicable

       (Former name or former address, if changed since last report)


               Item 1.   Changes in Control of Registrant.

                         On October 17, 1997, Imperial Holly
               Corporation, a Texas corporation ("IHK"), announced that it had accepted for payment 14,397,836 shares of common stock (the "Company Common Stock"), par value $.25 per share, of Savannah Foods & Industries, Inc., a Delaware corporation (the "Company"), pursuant to a previously announced cash tender offer (the "Offer") by IHK Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of IHK ("Merger Sub"), to purchase 50.1% of all the outstanding shares of Company Common Stock at a price of $20.25 per share. Together with 448 shares of Company Common Stock beneficially owned by IHK prior to the Offer, as a result of the consummation of the Offer, IHK beneficially owns 14,398,284 shares of Company Common Stock, or 50.1% of the outstanding shares of Company Common Stock. The Offer was set forth in IHK's Offer to Purchase, dated as of September 18, 1997 (the "Offer to Purchase"), a copy of which was filed by IHK as an exhibit to its Schedule 14D-1 with the Securities and Exchange Commission. The aggregate purchase price of the Company Common Stock acquired in the Offer was approximately $291.6 million. According to the Offer to Purchase, the source of such funds was IHK's general corporate funds and certain credit facilities which are described in the Offer to Purchase.

                         The Offer was made pursuant to an Agreement and
               Plan of Merger (the "Merger Agreement"), dated as of September 12, 1997, among the Company, IHK, and Merger Sub, providing for the merger of Merger Sub with and into the Company (the "Merger"), with the Company as the surviving corporation. Pursuant to the Merger
               Agreement, the Merger Agreement and the Merger will be submitted to the Company's stockholders for approval as promptly as practicable. IHK has sufficient voting power to approve the Merger Agreement and the Merger and has agreed to vote in favor of the Merger Agreement and the Merger. Accordingly, approval of the Merger Agreement and the Merger is assured.

                         On October 24, 1997, pursuant to the terms of
               the Merger Agreement, Messrs. John D. Carswell, Dale C. Critz, Lee B. Durham, Jr., F. Sprague Exley, Arthur M. Gignilliat, Jr., Robert L. Harrison and James M. Reed resigned from the Board of Directors of the Company. The vacancies created by such resignations were filled by the appointment of Messrs. Roger W. Hill, James C. Kempner, Peter C. Carrothers, Douglas W. Ehrenkranz, John A. Richmond and William F. Schwer and Ms. Karen L. Mercer, each of whom is a designee of IHK. Messrs. W. Waldo Bradley, R. Eugene Cartledge, William W. Sprague III, Hugh M. Tarbutton and Arnold Tenenbaum continue to serve as directors of the Company, but Mr. Cartledge resigned as Chairman of the Board of Directors of the Company.


                                       SIGNATURE

                         Pursuant to the requirements of the Securities
               Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

               Dated:  October 31, 1997

                                           SAVANNAH FOODS &
                                             INDUSTRIES, INC.


                                           By: /s/ Gregory H. Smith
                                               ____________________________
                                               Name:  Gregory H. Smith
                                               Title: Senior Vice President,
                                                      Chief Financial
                                                      Officer and Treasurer